Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Centre Active U.S. Tax Exempt Fund, a series of shares of beneficial interest of the Centre Funds, and to the use of our report dated December 23, 2013 on the financial statements and financial highlights of the Managed Municipal Fund, Inc.  Such financial statements and financial highlights appear in the October 31, 2013 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
December 17, 2014